Exhibit 10.19b
ASSIGNMENT, ASSUMPTION AND AMENDMENT OF
LEASE AGREEMENT FOR A GAMMA KNIFE UNIT
     This ASSIGNMENT, ASSUMPTION AND AMENDMENT OF LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this “Amendment”) is made effective as of the close of business on June 30, 2006 (the “Amendment Effective Date”) and is entered into by and among Yale-New Haven Ambulatory Services Corporation, a Connecticut corporation (“ASC”), Yale-New Haven Hospital, Inc. a/k/a Yale-New Haven Hospital, a Connecticut corporation (“YNHH”) and GK Financing, LLC, a California limited liability company (“GKF”).
RECITALS
     WHEREAS, on April 10, 1997 GKF and ASC entered into a Lease Agreement For A Gamma Knife Unit (the “Lease”), which Lease was amended pursuant to an Addendum dated as of October 25, 2005 (the “Addendum”) (the Lease, as amended by the Addendum, is hereinafter referred to as the “Amended Lease”);
     WHEREAS, YNHH is an affiliate of ASC, and ASC desires to transfer and assign its interest in the Amended Lease (as further amended hereby) to YNHH; and
     WHEREAS, ASC, YNHH and GKF desire to further amend the Amended Lease with respect to reimbursement paid to GKF and certain other provisions and to effect such transfer and assignment.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Definitions. All capitalized terms used but not defined herein have the meanings given thereto in the Amended Lease. The lease arrangement as amended and assigned to YNHH hereby is referred to as the “Assigned Lease.”

2.	Additional Amendments to the Amended Lease. GKF and ASC agree to amend the Amended Lease as follows:
a.	As of the Amendment Effective Date, Section 7 of the Lease (captioned “Reimbursement to GKF”) and Section 4 of the Addendum (captioned “Lease Payment to GKF”) are deleted and of no further force or effect.

b.	From and after the Amendment Effective Date, YNHH shall pay to GKF the monthly “Lease Payments” (as defined below), plus, if applicable, the “Additional Payments” (as defined below). The Lease Payments shall be payable within thirty (30) days after the conclusion of each calendar month in which the applicable procedures were performed. In addition to the Lease Payments and the Additional Payments, YNHH shall pay to GKF quarterly payments in an amount equal to one quarter of YNHH’s reasonable projection of the total * due on the Equipment and paid by GKF for each “Contract Year” (as defined below). Within thirty (30) days after the end of each Contract Year, the sum of such quarterly projected payments made by YNHH shall be reconciled against the actual amounts of such expenses, and YNHH or GKF shall, within thirty (30) days thereafter, make a “true up” payment to the other as appropriate. Through the term of the Assigned Lease, and thereafter until final settlement of all amounts owed to or claimed by either party under the Assigned Lease, each party shall have the right at reasonable times and upon reasonable advance notice to inspect, audit and copy the other party’s books and records which relate to scheduling and billing of, and reimbursement for, Gamma Knife procedures, the Lease Payments and Additional Payments, and the * associated with the Equipment. Notwithstanding the foregoing, the compensation payable to GKF pertaining to procedures performed prior to the Amendment Effective Date shall be calculated and paid by ASC in accordance with Section 4 of the Amended Lease.
i.	As used herein:
(A)	“Lease Payment” shall mean and be equal to * multiplied by each and every procedure performed after the Amendment Effective Date during the applicable calendar month using the Equipment, irrespective of (1) whether the procedure is performed by YNHH, its representatives or affiliates, or any other person or entity; or (2) the actual amounts billed or collected, if any, pertaining to such procedures.

(B)	“Affiliate” shall mean as to any YNHH and/or ASC, (1) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such YNHH and/or ASC, or (2) any Person who is a director or officer (aa) of YNHH and/or ASC, (bb) of any subsidiary of YNHH and/or ASC, or (cc) of any Person described in clause (1) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

Without limiting the generality of the foregoing, “Affiliate” shall expressly include the Yale-New Haven Delivery Network and all of its constituent entities, including, without limitation, Yale-New Haven Hospital, Yale-New Haven Children’s Hospital, Yale-New Haven Psychiatric Hospital, Yale-New Haven Ambulatory Services Corp (Temple Medical Center), Yale-New Haven Independent Practice Association (IPA), Yale-New Haven Physician Hospital Organization (PHO), and Medical Center Pharmacy.

Notwithstanding the foregoing, “Affiliate” shall expressly exclude (aaa) the Bridgeport Delivery Network, comprised of Bridgeport Hospital, Ahlbin Rehabilitation Centers, United Visiting Nurse Association and Bridgeport Hospital Foundation, and (bbb) the Greenwich Delivery Network comprised of Greenwich Hospital, Greenwich Physicians Association, Inc., and Greenwich Hospital Hospice services.

(C)	“Contract Year” shall mean each successive twelve (12) month period commencing from the First Procedure Date.

(D)	“Person” shall mean any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of whatever nature.
ii.	If (A) at any time, YNHH, ASC and/or any of their respective Affiliates purchases, leases or otherwise acquires, directly or indirectly, an ownership or other interest in one or more additional Leksell Gamma Knife units (each, an “Additional Unit”) for use or operation within the State of Connecticut in addition to the Equipment; and (B) at any time or from time-to-time thereafter, the number of procedures performed using the Equipment during any Contract Year is * shall be prorated if the Contract Year is less than 365 days (a “Shortfall Contract Year”), then, in addition to the Lease Payments payable to GKF for procedures performed using the Equipment, YNHH shall pay to GKF an additional amount (each, an “Additional Payment”) equal to the sum of * multiplied by each procedure performed using the Additional Unit(s) during the corresponding Shortfall Contract Year, up to an aggregate of * (prorated if the subject Contract Year is less than 365 days) combined between procedures performed using the Equipment and procedures performed using the Additional Unit(s), irrespective of (1) whether such procedures are performed by YNHH, its representatives or affiliates, or any other person or entity; or (2) the actual amounts billed or collected, if any, pertaining to any such procedures. The Additional Payments shall be paid by YNHH to GKF quarterly in an amount equal to one quarter of YNHH’s reasonable projection of the aggregate Additional Payment for the then-current Contract Year. Within thirty (30) days after the end of each Contract Year, the sum of such quarterly projected payments made by YNHH shall be reconciled against the actual Additional Payment payable for the subject Contract Year, and YNHH or GKF shall, within thirty (30) days thereafter, make a “true up” payment to the other as appropriate. Nothing set forth herein shall limit or place a ceiling on the number of procedures that may be performed using the Equipment or on the Lease Payment that is payable in connection with procedures performed using the Equipment.
iii.	For example, if Additional Unit(s) have been acquired:
1.	Assuming * procedures are performed using the Equipment during a Contract Year and another * procedures are performed in the same Contract Year using the Additional Unit(s), then, the aggregate Lease Payments for that Contract Year would equal *, and the Additional Payment for that Contract Year would equal *.

2.	Assuming * procedures are performed using the Equipment during a Contract Year and another * procedures are performed in the same Contract Year using the Additional Unit(s), then, the aggregate Lease Payments for that Contract Year would equal *, and the Additional Payment for that Contract Year would equal *.

3.	Assuming * procedures are performed using the Equipment during a Contract Year and * procedures are performed in the same Contract Year using the Additional Unit(s), then, the aggregate Lease Payments for that Contract Year would equal *, and the Additional Payment for that Contract Year would equal *.

4.	Assuming * procedures are performed using the Equipment during a Contract Year and * procedures are performed in the same Contract Year using the Additional Unit(s), then, the aggregate Lease Payments for that Contract Year would equal *, and the Additional Payment for that Contract Year would equal *.

c.	Section 11.1 (captioned “Right of First Refusal”) of the Lease is hereby deleted and of no further force or effect.

d.	YNHH and GKF agree to implement Section 6 (captioned “Marketing Support”) of the Lease in accordance with the following paragraph:

Marketing Support. YNHH shall provide reasonable and customary marketing materials (i.e. brochures, announcements, etc.), marketing support, and administrative and physician support for this clinical service (i.e. seminars by neurosurgeons and radiation oncologists to interested physicians and the like). Not less than ninety (90) days prior to each anniversary of the Amendment Effective Date, GKF and YNHH shall develop a mutually agreed upon marketing budget and plan for the clinical service to be supported by the Equipment for the succeeding twelve (12) month period of the Term. Once mutually approved, the marketing budget and plan shall be implemented in accordance with its terms. As funds are expended by YNHH in accordance with the marketing budget and plan, YNHH shall submit invoices (together with documentary evidence supporting the invoices) for its expenditures and, promptly following the receipt of such invoices, GKF shall reimburse YNHH for * of the expenditures up to an annual maximum reimbursement by GKF of *. It is acknowledged by GKF and YNHH that the expenses to be reimbursed by GKF as provided in this Section have been reflected in the calculation of the per procedure payment to be paid to GKF by YNHH pursuant to the first sentence of Section 2.b of this Amendment, and shall not be taken into account in calculating any obligations of GKF or YNHH in connection with the payments for property tax, the service and support agreement and insurance obligations contemplated by such Section 2.b.
3.	Assignment and Assumption.
a.	ASC hereby (i) transfers, sells, assigns and sets over to YNHH all of ASC’s right, title and interest in, under and to the Assigned Lease to YNHH, its successors and assigns, from and after the Amendment Effective Date for the entire balance of the term of the Assigned Lease, subject to the terms, covenants and conditions therein contained; and (ii) agrees to keep, carry out and perform of all of the terms, covenants and conditions of the Amended Lease to be performed by “Yale” thereunder and arising or accruing at any time prior to the Amendment Effective Date.

b.	ASC hereby agrees to defend, indemnify and hold YNHH harmless from and against any loss, cost, damage or expense arising out of or in connection with the Amended Lease accruing up through the Amendment Effective Date.

c.	YNHH hereby (i) accepts such assignment, assumes the Assigned Lease, and agrees to keep, carry out and perform of all of the terms, covenants and conditions of the Assigned Lease to be performed by “Yale” thereunder and arising or accruing from and after the Amendment Effective Date, and (ii) agrees to defend, indemnify and hold ASC harmless from and against any loss, cost, damage or expense arising out of or in connection with the Assigned Lease accruing from and after the Amendment Effective Date.

d.	GKF hereby (i) consents to such assignment of the Assigned Lease and the assumption of the Assigned Lease by YNHH; and (ii) agrees to release ASC from any claim under the Amended Lease or the Assigned Lease first accruing from and after the Amendment Effective Date.

4.	Address of YNHH for Notices. For the purposes of any notices required by the Assigned Lease, YNHH’s address and contact shall be:
Yale-New Haven Hospital
20 York Street
New Haven, CT 06510
Fax: (203) 688-6886
Attn.: John Skelly, VP Finance
5.	Governing Law. This Amendment shall be governed by and construed under the laws of the State of Connecticut, without reference to its principles of conflicts of law.

6.	Counterparts. This Amendment may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts shall together constitute the same instrument.

7.	Captions. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Amendment.

8.	Successors. This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

9.	Full Force and Effect. Except as amended by this Amendment, all of the terms and provisions of the Amended Lease shall remain in full force and effect.
IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day first written above.

YALE-NEW HAVEN AMBULATORY		GK FINANCING, LLC
SERVICES CORPORATION

By:	/s/ Gayle Capozzalo	By:	/s/ Ernest A. Bates, M.D.

Its:	Executive VP, Strategy and System Development	Its:	Policy Committee Member

YALE-NEW HAVEN HOSPITAL, INC.

By:	/s/ John Skelly

Its:	VP of Finance